EXHIBIT 8-d




                             DAVIS POLK & WARDWELL
                             450 Lexington Avenue
                           New York, New York 10017






                                  212-450-4000



                                                       July 22, 2004


Re: Morgan Stanley, Issuance of Medium-Term Notes, Series C - Senior Variable Rate Renewable Notes - $2,750,000,000 LIBOR EXtendible Liquidity Securities(R)(EXLs(R)), and $1,500,000,000 Federal Funds EXtendible Liquidity Securities(R)(EXLs(R))


Morgan Stanley
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

     We have acted as special tax counsel for Morgan Stanley (the "Company") in connection with the issuance of $2,750,000,000 LIBOR EXtendible Liquidity Securities(R) (EXLs(R)), and $1,500,000,000 Federal Funds EXtendible Liquidity Securities(R) (EXLs(R)), described in Pricing Supplement No. 76 to Registration Statement No. 333-106789, dated July 15, 2004 (the "Pricing Supplement"). We have reviewed the discussion set forth under the caption "United States Federal Taxation" in the Pricing Supplement and are of the opinion that the discussion is accurate.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

     We hereby consent to the use of our name under the caption "United States Federal Taxation" in the Pricing Supplement. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell